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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement             / /  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY RULE 14A-
                                                  6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CENTERIOR ENERGY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          CENTERIOR ENERGY CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

CENTERIOR
      ENERGY [LOGO]
6200 OAK TREE BLVD.
INDEPENDENCE, OHIO 44131

                                                             Robert J. Farling
                                                             Chairman, President
                                                             & Chief Executive
                                                             Officer


                                                                  March 14, 1995

Dear Share Owner:

Attached is your Proxy Statement and Notice of Annual Meeting of Centerior Energy Corporation. The annual meeting will be held TUESDAY, APRIL 25, 1995 AT 10:00 A.M., Cleveland time, at Gund Arena, 100 Gateway Plaza, Cleveland, Ohio. On behalf of all directors, I cordially invite you to attend. We will provide light refreshments prior to the meeting. For those of you who plan to attend the meeting, a map and directions to Gund Arena appear on the back cover. Entrances to Gund Arena will open at 9:00 a.m.

The matters to be acted upon at the meeting are important to you as a share owner. Therefore, whether or not you plan to be present, we urge you to give your prompt attention to these proposals. Please sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided to help us obtain the representation needed to conduct business at the meeting. We greatly appreciate the interest shown by our share owners through the voting of their stock and look forward to having a large representation at the 1995 annual meeting.

                                                 Sincerely,




                                                 /s/ Robert J. Farling

                           LOCAL SHARE OWNER MEETINGS

We again plan to hold evening meetings throughout the Cleveland and Toledo service areas in May. The meetings will enable us to personally communicate with local share owners who are unable to attend the annual meeting. The informal atmosphere gives us an excellent opportunity to hear your thoughts and concerns on issues affecting you. No formal business will be transacted. We will send additional information to area share owners as we approach the meeting dates.

                          CENTERIOR ENERGY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

                                                                  March 14, 1995

To the Common Stock Share Owners of
Centerior Energy Corporation:

     The annual meeting of the share owners of Centerior Energy Corporation will be held at Gund Arena, 100 Gateway Plaza, Cleveland, Ohio 44115, on Tuesday, April 25, 1995 at 10:00 a.m., Cleveland time, for the purpose of acting on the following matters:

     1. Election of 13 directors of the Company;

     2. Approval of the Directors Restricted Stock Plan;

     3. Approval of the Equity Compensation Plan;

     4. Ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the independent accountants of the Company and its subsidiaries for 1995;

     5. Consideration of the two share owner proposals set forth in the accompanying proxy statement, if presented to the meeting; and

     6. Any other matters which may properly come before the meeting.

     Owners of Common Stock of record at the close of business on February 24, 1995 are entitled to vote at the meeting.

                                               By order of the Board of
                                               Directors,

                                               JANIS T. PERCIO, Secretary

                          CENTERIOR ENERGY CORPORATION

                                PROXY STATEMENT
                           OF THE BOARD OF DIRECTORS

                                 March 14, 1995

                       FOR ANNUAL MEETING OF SHARE OWNERS

                                 April 25, 1995

                              GENERAL INFORMATION

     Centerior Energy Corporation ("Company") is the parent company of The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison") and Centerior Service Company ("Centerior Service"). The Company and its three subsidiaries comprise the Centerior System.

     The accompanying proxy is solicited by the Board of Directors of the Company. Any share owner giving such a proxy has the power to revoke it by giving notice to the Company in writing or in open meeting.

     It is contemplated that officers and regular employees of the Centerior System may solicit the return of proxies by personal interview, mail, telephone and other electronic means. Banks, brokers and nominees who hold Common Stock of the Company ("Common Stock") in their names will be furnished proxy material with the request that they forward it to the beneficial owners of such stock. The Company will reimburse them for this expense. The entire cost of this solicitation of proxies will be paid by the Company.

     Share owners with impaired vision may obtain audio cassettes of this proxy statement by writing or calling the Company's Share Owner Services Unit. Written requests should be addressed to Centerior Energy Corporation, P.O. Box 94661, Cleveland OH 44101-4661 Attn: Share Owner Services. Telephone requests can be made by calling (800) 433-7794 or, in the Cleveland area, 447-2400.

     Any share owner with a hearing impairment who plans to attend the annual meeting may request that the Company provide a sign language interpreter at the meeting. Requests for an interpreter must be received by Share Owner Services no later than Friday, April 21, 1995.

                               VOTING SECURITIES

     Common Stock is the only class of security entitled to vote at the meeting. The record date for determining the shares entitled to vote is February 24, 1995. There are 148,031,503 shares of Common Stock outstanding as of that date, each of which is entitled to one vote.

     FMR Corp., 82 Devonshire Street, Boston, MA 02109, has notified the Company that as of December 31, 1994 it was the beneficial owner of 15,203,100 shares of Common Stock, which is 10.3% of the shares outstanding as of February 24, 1995. FMR has sole investment power but no voting power for these shares.

     Bankers Trust New York Corporation, 280 Park Avenue, New York, NY 10017, has notified the Company that as of December 31, 1994 it was the beneficial owner of 10,906,737 shares of Common Stock, which is 7.4% of the shares outstanding as of February 24, 1995. Bankers Trust has sole investment power for these shares, sole voting power for 10,906,737 shares and no voting power for the remaining shares.

     The persons named in the proxy will vote all shares in accordance with the instructions given by the share owners in their respective proxies returned duly executed and received by the Company on or prior to April 25, 1995 (unless the meeting is adjourned to a later date, in which case all proxies received on or prior to such later date will be voted). Except to the extent your instructions are to the contrary, your shares will be voted as the Board recommends. The persons named in the proxy will use their discretion to vote all shares they are entitled to vote with respect to any other matters which may properly come before the meeting. SHARES HELD FOR PARTICIPANTS IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN AND THE CX-IRA WILL BE VOTED BY THE RESPECTIVE CUSTODIAN THE SAME WAY AS THE SHARE OWNERS' SHARES OF RECORD, IF ANY, ARE VOTED.

                          ATTENDANCE AT ANNUAL MEETING

     Only share owners of record on the record date for the meeting or their proxies are entitled to attend and participate in the meeting.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established seven committees to facilitate the carrying out of its respon-sibilities.

     The Audit Committee recommends to the Board annually the firm of independent accountants to be retained for the ensuing year by the Company and its subsidiaries and reviews the results of the accountants' examination of the financial statements of the Company and its subsidiaries and the audit practices employed by them. The Committee oversees the establishment and administration by management of effective internal accounting controls and an accounting system designed to produce financial statements which present fairly the financial position of the Company and its subsidiaries. The Committee is composed of outside directors, that is, directors who are not now and who never have been officers of the Company. The Committee held two meetings in 1994.

     The Capital Expenditures Committee recommends to the Board annually a five-year construction program and an annual capital expenditures budget. The Committee authorizes individual projects involving a commitment in excess of $1,000,000. It also reviews expenditures made pursuant to the five-year construction program and annual capital expenditures budget and recommends changes to the Board. The majority of the Committee is composed of outside directors. The Committee held four meetings in 1994.

     The Environmental and Community Responsibility Committee monitors the Company's status and compliance with environmental laws, rules and regulations and reviews and makes recommendations to management and the Board regarding environmental and other community responsibility programs and issues. The Committee is composed of a majority of outside directors. The Committee held three meetings in 1994.

     The Executive and Nominating Committee was created in April 1993. The Committee acts on behalf of the Board between meetings of the Board and has most of the authority of the Board with certain exceptions. In addition, it recommends to the Board candidates to be nominated for election as directors of the Company at the annual meeting each year, persons to fill any vacancies on the Board and changes in the size of the Board. The Committee is composed of non-officer directors, that is, directors who are not currently officers of the Company, and the Chairman of the Company. The Committee held one meeting in 1994. A share owner who wishes to suggest to the Committee a person to be considered to serve as a director should submit the suggestion in writing to the Secretary of the Company. The suggestion of the share owner must be received by the Company not later than the December 1 preceding an annual meeting if the share owner wants the Committee to consider including that person as a candidate for director in the proxy statement for that annual meeting.

     The Finance Committee reviews and recommends long-range financial policies and objectives of the Centerior System and specific actions to achieve these objectives. The Committee also reviews the investment performance of the trustees and investment managers of the pension and employee savings plans of the Centerior System and establishes general investment policy for the investment of pension and savings plan assets with the concurrence of the respective trustees of those plans. The majority of the Committee is composed of outside directors. The Committee held four meetings in 1994.

     The Human Resources Committee reviews and approves the Centerior System's overall Compensation Plan, including the pension and employee stock plans. The Committee recommends to the Board for approval the compensation of the Chairman and President of the Company. It also approves, recommends or reviews management proposals concerning the compensation and benefits of most other officers and certain employees of the Centerior System. The Committee is composed of outside directors. The Committee held nine meetings in 1994.

     The Nuclear Committee monitors and consults with and makes recommendations to management and the Board regarding nuclear matters, including the operation of all nuclear units in which the Centerior System has an ownership interest or other output entitlement. The Committee is composed of a majority of outside directors. The Committee held eight meetings in 1994.

     The Board held ten meetings in 1994. The average attendance at the aggregate of the total number of meetings of the Board and committees was 92%. Each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served.

                             ELECTION OF DIRECTORS

     On June 28, 1994, pursuant to the Regulations of the Company, the Board increased its size to 13 members and elected William F. Conway to fill the resulting vacancy, effective July 1, 1994.

     Thirteen directors are to be elected at the annual meeting, each with a term of office until the next annual meeting or until his or her successor is elected and qualified. Listed below are the 13 candidates of the Board and brief statements of their business experience during at least the last five years. The Common Stock beneficially owned by each candidate is set forth in the table on page 22. All of the candidates currently are members of the Board and are expected to be able to serve, if elected. The 13 candidates receiving the most votes will be elected directors.

     The shares represented by the proxy, if returned duly executed and timely received, will be voted for the candidates listed below, except to the extent the proxy is marked to withhold the authority to vote. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect. If voting is cumulative as described below, the persons authorized in the proxy will distribute the cumulated votes represented by the proxy among those candidates nominated at the meeting as they shall select. In the event a candidate listed below becomes unavailable for any reason prior to the meeting, the persons authorized in the proxy may nominate and vote for a replacement candidate or they may vote to reduce the number of directors to the number of candidates listed below who are available.

     Under Ohio law, directors can be elected by cumulative voting (1) if a Common Stock share owner notifies the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the time fixed for the holding of a meeting for the election of directors that he desires cumulative voting and (2) upon the convening of the meeting, if an announcement that such notice has been given is made by the chairman or secretary of the meeting or by or on behalf of the share owner giving such notice. In cumulative voting, each share owner has votes equal to the total number of shares of record owned by him multiplied by the number of directors to be elected. These votes can be cast for a single candidate or distributed in any amounts among any number of the candidates.

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                             CANDIDATE(1)                                 SINCE
                    ---------------------------------------------------------------    ------------

                    RICHARD P. ANDERSON, 65, President and Chief Executive Officer         1986
                    since 1988 of The Andersons Management Corporation, a grain, farm supply and retailing firm. Previously, he was Managing
                    Partner of The Andersons. He also is a director of First
                    Mississippi Corporation and N-Viro International Corporation.
                    (2) (3)

                    ALBERT C. BERSTICKER, 60, President and Chief Executive Officer        1990
                    since May 1991 of Ferro Corporation, a producer of specialty chemical materials for manufactured products. Mr. Bersticker was President and Chief Operating Officer of Ferro from April
                    1988 to May 1991. He has been a director of Ferro since 1978.
                    Mr. Bersticker also is a director of Brush Wellman Inc.,
                    Oglebay Norton Company and KeyCorp. (3) (4)

                    LEIGH CARTER, 69, President and Chief Operating Officer from           1986
                    August 1986 to September 1990 of The BFGoodrich Company, a
                    producer of chemicals, plastics and aerospace products. From
                    January 1980 to September 1990, he was Chairman of Tremco,
                    Incorporated, a wholly owned subsidiary of BFGoodrich, manufac-
                    turer of specialty chemical products. He was a director of
                    BFGoodrich from 1984 to 1991. He is a director of Adams Express
                    Company, Lamson & Sessions, Morrison Products, Inc., NCC Funds,
                    Petroleum & Resources Corporation and The Sherwin-Williams
                    Company. (2) (5) (6)

                    THOMAS A. COMMES, 52, President and Chief Operating Officer            1987
                    since June 1986 of The Sherwin-Williams Company, a manufac-
                    turer of paints and painting supplies. He has been a director of Sherwin-Williams since April 1980. Mr. Commes also is a director of KeyCorp. (2) (5) (6)

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                             CANDIDATE(1)                                 SINCE
                    ---------------------------------------------------------------    ------------

                    WILLIAM F. CONWAY, 64, President of William F. Conway & Associ-        1994
                    ates, Inc., a management consulting firm. Mr. Conway was Execu-
                    tive Vice President-Nuclear from May 1989 to August 1994 of
                    Arizona Public Service Company, an electric utility. (3) (4)

                    WAYNE R. EMBRY, 57, President and Chief Operating Officer since        1991
                    July 1994 of the Cleveland Cavaliers, a professional basketball team. He was Executive Vice President and General Manager of the Cavaliers from June 1986 to July 1994. Since January 1986,
                    Mr. Embry has been Chairman of M. A. L. Co., a fabricator of hardboard, fiberglass and carpeting materials for the
                    automotive industry. Mr. Embry was also a marketing consultant, from 1983 through 1992, for G. Heileman Brewing Company, a domestic brewery. Mr. Embry is a director of M.A. Hanna
                    Company, Ohio Casualty Insurance and Society National Bank. (2)
                    (7) (8)

                    ROBERT J. FARLING, 58, Chairman, President and Chief Executive         1988
                    Officer of the Company and Centerior Service since March 1992.
                    Mr. Farling has also been Chairman and Chief Executive Officer of Cleveland Electric and Toledo Edison since July 1993. He was
                    President and Chief Operating Officer of the Company from Octo-
                    ber 1988 and of Centerior Service from July 1988 to March 1992.
                    Mr. Farling was Chairman and Chief Executive Officer of Toledo
                    Edison from October 1988 to May 1990 and of Cleveland Electric from February 1989 to May 1990. Mr. Farling has been a director of Cleveland Electric since 1986 and of Toledo Edison since
                    1988. He also is a director of National City Bank. (3) (5) (6)

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                             CANDIDATE(1)                                 SINCE
                    ---------------------------------------------------------------    ------------

                    GEORGE H. KAULL, 63, Chairman from 1959 to January 1994 of             1987
                    Premix, Inc., a developer, manufacturer and fabricator of
                    thermoset reinforced composite materials. He was also Chief
                    Executive Officer of Premix from 1959 to July 1991. Mr. Kaull has been a director of Premix since 1959. (4) (8)

                    RICHARD A. MILLER, 68, Chairman and Chief Executive Officer of         1986
                    the Company and Centerior Service from October 1988 to March
                    1992. He is a director of The Lubrizol Corporation and Bank
                    One, Cleveland, N.A. and a member of the Advisory Board of Bank
                    One Ohio Trust Company, N.A. (4) (5) (6) (7)

                    FRANK E. MOSIER, 64, Vice Chairman from August 1991 to August          1986
                    1993 of the Advisory Board of BP America Inc., a producer and refiner of petroleum products. Mr. Mosier was Vice Chairman of
                    BP America from April 1988 to August 1991. He also is a
                    director of Associated Estates Realty Corporation. (4) (6) (7)
                    (8)

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                             CANDIDATE(1)                                 SINCE
                    ---------------------------------------------------------------    ------------

                    SISTER MARY MARTHE REINHARD, SND, 65, Director of Development          1986
                    for the Sisters of Notre Dame of Cleveland, Ohio since July
                    1989. (2) (3) (7)

                    ROBERT C. SAVAGE, 57, President and Chief Executive Officer            1990
                    since 1973 of Savage & Associates, Inc., an insurance,
                    financial planning and estate planning firm. He is a director of Charter One Bank in Toledo and Solar Cells, Inc. (6) (7) (8)

                    WILLIAM J. WILLIAMS, 66, Chairman of Huntington National Bank          1986
                    from November 1991 to September 1993. He was Chairman and Chief
                    Executive Officer of Huntington National Bank from August 1986 to November 1991. Mr. Williams has been a director of
                    Huntington National Bank and Huntington Bancshares since Febru-
                    ary 1985. He is a director of Republic Engineered Steels, Inc.
                    and UNR Industries, Inc. (3) (5) (8)

---------------

(1) Centerior Service, Cleveland Electric and Toledo Edison are wholly owned subsidiaries of the Company. None of the other corporations of which the candidates are named as a current or former director or officer is or has been a parent, subsidiary or other affiliate of the Company.

(2) Member of the Audit Committee.

(3) Member of the Nuclear Committee.

(4) Member of the Capital Expenditures Committee.

(5) Member of the Executive and Nominating Committee.

(6) Member of the Finance Committee.

(7) Member of the Environmental and Community Responsibility Committee.

(8) Member of the Human Resources Committee.

     In 1994, directors who were not officers of the Company received $1,250 per month as a retainer fee and $750 for each Board meeting and committee meeting attended, except that if more than one committee meeting was attended on the same day, the fee for each additional committee meeting was $500. The Chairmen of the Audit, Capital Expenditures, Environmental and Community Responsibility, Finance, Human Resources and Nuclear Committees each received an additional $100 per month as a retainer fee. Directors may elect to defer receipt of their fees.

     Effective January 1, 1995, the retainer fee was reduced to $916.67 per month and the Board and committee meeting fees were increased to $975 for each meeting attended. If more than one committee meeting is attended on the same day, the fee for each such additional meeting is $650. The committee chairmen described above continue to receive an additional $100 per month as a retainer fee. In addition, pursuant to the Directors Restricted Stock Plan, each non-employee director was awarded 500 shares of restricted Common Stock contingent upon share owner approval of such Plan. The Directors Restricted Stock Plan is described below.

                APPROVAL OF THE DIRECTORS RESTRICTED STOCK PLAN

     On October 25, 1994, the Board placed into effect, subject to share owner approval, the Directors Restricted Stock Plan ("Directors Plan"). At the same time, the Board reduced its annual retainer fee so that a portion of the directors' retainer would be in the form of Common Stock. If approval of the Directors Plan is not obtained, the award made on January 1, 1995 will be revoked.

     The purpose of the Directors Plan is to promote the long-term interests of the Company and its share owners by granting to non-employee directors of the Company shares of Common Stock as a part of their annual retainer compensation and, thereby, to (a) attract and retain highly qualified individuals to serve as non-employee directors of the Company, (b) increase non-employee directors' Common Stock ownership interest in the Company and (c) further align each non-employee director's interests with those of the Company's share owners. The following is a summary of the Directors Plan.

     The Directors Plan is intended to be a self-effectuating plan and will be administered by the Company. On January 1, 1995 and each January 1 thereafter, as long as the Directors Plan remains in effect, each non-employee director will automatically be granted 500 shares of restricted Common Stock. Only directors of the Company who are not employees of the Company are eligible to participate in the Directors Plan. Currently, 12 directors are eligible. In the future as other non-employee directors are elected to the Board, they would automatically become participants in the Directors Plan.

     The Common Stock awarded pursuant to the Directors Plan will be restricted against disposition as long as the director remains on the Board. All shares of restricted Common Stock will be deposited in the Company's Dividend Reinvestment and Stock Purchase Plan. The dividends paid on such shares will purchase additional shares of Common Stock which will have the same restriction and forfeiture provisions as the shares awarded pursuant to the Directors Plan.

     In the event of (a) retirement pursuant to any director retirement policy,
(b) retirement due to the director taking a position which would prohibit continued service on the Board, (c) death, (d) disability as determined by 80% of the Board excluding the affected director or (e) a change in control of the Company, all restricted Common Stock will immediately vest. Upon termination for any other reason, all restricted Common Stock awarded to that director pursuant to the Directors Plan, including Common Stock purchased with dividends on such stock, will be forfeited as of the date of such termination and returned to the Company. During the restriction period, directors will have voting rights on all shares.

     A participant realizes ordinary income in an amount equal to the fair market value of the restricted Common Stock upon vesting, unless a participant elects to be taxed in the year the award is made. The Company is entitled to a federal income tax deduction upon the participant's realization of ordinary income.

     A total of 100,000 shares of Common Stock is reserved for issuance under the Directors Plan. All awards and Common Stock available under the Directors Plan are subject to adjustments in the event of a merger, reorganization, consolidation, stock dividend, stock split or other similar change in corporate structure of the Company.

     The Board may amend, suspend or terminate the Directors Plan at any time except that (a) no amendment, suspension or termination that would impair the rights of any director under any award previously granted will be made without the consent of such director, (b) to be effective any such amendment or termination shall comply with the Section 16(b) of the Exchange Act, including, without limitation, share owner approval when required to ensure the receipt of restricted Common Stock under this plan shall be exempt from Section 16(b) of the Exchange Act and (c) the terms and provisions of the Directors Plan shall not be amended more than once every six months, other than to conform to changes in the Internal Revenue Code of 1986, as amended.

     Share owner approval of the Directors Plan requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstentions and broker non-votes have no effect.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 2.

                    APPROVAL OF THE EQUITY COMPENSATION PLAN

     On November 22, 1994, the Board placed into effect, subject to share owner approval, the Equity Compensation Plan ("Equity Plan"). If such approval is not received, the awards made under the Equity Plan will be revoked.

     The purpose of the Equity Plan is to advance the long-term interests of the Company by (a) motivating executive personnel by means of equity-based incentives, (b) furthering the identity of interests of participants with those of the share owners of the Company through the ownership and performance of Common Stock and (c) enhancing the ability of the Company to attract and retain management personnel upon whose judgment the successful conduct of the Company largely depends. The Equity Plan is summarized below.

     In structuring the Equity Plan, the Board sought to provide for a variety of awards that could be flexibly administered in order to carry out the purposes of the Equity Plan. This will permit the Company to keep pace with changing developments in compensation programs, changes in tax laws, accounting rules, securities regulations and other rules regarding benefit plans. This will also help the Company be competitive with those companies that offer creative incentives to attract and retain employees. The Equity Plan gives the Board flexibility in creating the terms and restrictions deemed appropriate for each award.

SHARES AVAILABLE

     The maximum number of shares of Common Stock available for awards under the Equity Plan during any year will equal the sum of (a) 0.5% of the total number of issued and outstanding shares of Common Stock as of December 31 of the immediately preceding year; (b) any unused portion of the limit in (a) above from prior years during the term of the Equity Plan; and (c) any shares of Common Stock related to awards which terminated in prior years during the term of the Equity Plan by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or cash in lieu thereof.

ADMINISTRATION

     The Equity Plan provides for administration by the Human Resources Committee of the Board ("Committee"). No member of the Committee can participate in the Equity Plan. Among the powers granted to the Committee are the authority to interpret the Equity Plan, establish rules and regulations for its operation, select employees of the Company and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards. The Committee also has the power to modify or waive restrictions on awards, to amend awards, and to grant extensions and accelerate awards.

ELIGIBILITY FOR PARTICIPATION

     Employees of the Company and its subsidiaries are eligible to be selected to participate in the Equity Plan. The selection of participants is within the sole discretion of the Committee. Currently, the Committee has selected 50 employees at the department head level and above to participate in the Equity Plan.

TYPES OF AWARDS

     The Equity Plan provides for the grant of any or all of the following types of awards: (a) stock options, including incentive stock options and non-qualified stock options; (b) stock appreciation rights, in tandem with stock options or freestanding; (c) restricted stock; (d) performance shares; and (e) deferred incentive units. Awards may be granted singly, in combination, or in tandem as determined by the Committee.

     Stock Options. Under the Equity Plan, the Committee may grant awards in the form of options to purchase shares of the Company's Common Stock. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise, and the exercise price per share of stock subject to the option. The exercise price of any stock option will not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted.

     The exercise price of an option may, at the discretion of the Committee, be paid by a participant in cash, shares of Common Stock owned by the participant, a combination thereof, or such other consideration as the Committee may deem appropriate.

     Stock Appreciation Rights. The Equity Plan authorizes the Committee to grant stock appreciation rights ("SARs") either in tandem with a stock option ("Tandem SARs") or independent of a stock option. An SAR is a right to receive payment (either in cash, shares of Common Stock, or a combination thereof) equal to the appreciation in market value of a stated number of shares of Common Stock from the SAR's price to the market value on the date of its exercise.

     A Tandem SAR may be granted either at the time of the grant of the related stock option or, in the case of a non-qualified stock option, at any time thereafter during the term of such option. Upon the exercise of a stock option as to some or all of the shares covered by the award, the related Tandem SAR will be canceled automatically to the extent that the number of shares subject to the Tandem SAR exceeds the number of remaining shares subject to the related stock option. In the same manner, the exercise of a Tandem SAR will result in the cancellation of the related stock option.

     Stock Awards. The Equity Plan authorizes the Committee to grant awards in the form of shares of Common Stock. Such awards will be subject to such terms, conditions, restrictions and limitations, if any, as the Committee deems appropriate. Any attempted sale, assignment, pledge or other transfer of restricted Common Stock during the restriction period will result in a forfeiture to the Company of all such shares subject to such attempted transfer. Except as otherwise determined by the Committee, upon termination of employment of the participant for any reason except retirement, death, permanent disability or a change in control of the Company during the restriction period, all shares still subject to restriction shall be forfeited by the participant to the Company.

     Performance Shares. The Equity Plan allows for the grant of performance shares entitling the participant to receive shares of Common Stock, or the cash equivalent, as determined by the Committee at the time the awards are made. Such awards will be contingent upon the attainment of certain performance objectives over a period determined by the Committee. The performance objectives to be achieved during a performance period and the measures of whether and to what degree such objectives have been attained will also be determined by the Committee.

     Deferred Incentive Units. Awards may also be granted in the form of deferred incentive units which entitle the participant to receive in cash the fair market value or the appreciation in value of an equivalent number of shares of Common Stock on a settlement date to be determined by the Committee. The Committee will determine all other terms, conditions, restrictions and limitations, if any, of any award of deferred incentive units.

OTHER TERMS OF AWARDS

     Awards may be paid in cash, Common Stock or a combination of Common Stock and cash. If an award is granted in the form of restricted stock, performance shares or deferred incentive units, the Committee may include as part of such award an entitlement to receive dividends or dividend equivalents. Awards will be evidenced by a written agreement containing such terms and conditions, restrictions and/or limitations of the award.

     The Equity Plan provides for adjustments of awards in the event of a merger, consolidation, reorganization or other similar change in the corporate structure of the Company. In the event of such a change, all outstanding stock options and SARs shall become immediately exercisable and all other awards will immediately vest with all performance goals deemed fully achieved.

FEDERAL TAX TREATMENT

     Under current law, the following is a brief summary of the federal income tax consequences generally arising with respect to awards under the Equity Plan.

     A participant who is granted an incentive stock option will not recognize any taxable income at the time of the grant of the option or at the time of its exercise. If the participant does not dispose of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant or one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction for federal income tax purposes.

     A participant who is granted a non-qualified stock option will not recognize taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company will be entitled to a tax deduction for the amount of income recognized by the participant.

     A participant who is granted an SAR will not recognize any taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

     A participant who has been granted either deferred incentive units or performance shares will not recognize taxable income at the time of the grant. At the time the award is paid a participant will recognize ordinary income equal to the amount of cash paid or the value of shares delivered, and the Company will be entitled to a tax deduction for the same amount.

     A participant who has been granted restricted Common Stock will not recognize taxable income at the time of the grant, unless the participant makes an election to be taxed at the time of the grant. When the restrictions lapse, the participant will realize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a federal income tax deduction upon the participant's realization of ordinary income.

AMENDMENT AND TERMINATION

     The Board may amend the Equity Plan at any time but may not, without share owner approval, adopt any amendment which would increase the number of shares available for award under the Equity Plan or which would cause the Equity Plan to lose its exemption under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     The Equity Plan has no fixed termination date but may be terminated by the Board at any time. Termination of the Equity Plan will not affect the status of any awards outstanding at the date of termination.

EQUITY PLAN AWARDS

     The awards made pursuant to the Equity Plan in 1994 are set forth in the table below. If share owner approval of the Equity Plan is not received, these awards will be revoked.


                               NEW PLAN BENEFITS
                            EQUITY COMPENSATION PLAN

                                               RESTRICTED STOCK(1)            STOCK OPTIONS(3)
                                             -----------------------      ------------------------
                                                              NUMBER                       NUMBER
                                               DOLLAR           OF          DOLLAR           OF
                      NAME                    VALUE(2)        UNITS        VALUE(4)         UNITS
        --------------------------------     -----------      ------      -----------      -------
        Robert J. Farling                     $ 128,975       15,400        $10,400        40,000
        Murray R. Edelman                        49,413       5,900           5,600        20,000
        Donald C. Shelton                        33,500       4,000           2,312        13,600
        Fred J. Lange, Jr.                       30,988       3,700           3,360        12,000
        Al R. Temple                             22,194       2,650           2,408         8,600
        All executive officers as a
          group                                 394,672       47,125         38,164        144,500
        All non-executive officers as a
          group                                 252,086       30,100         33,712        120,400

       ----------------------

       (1) The Common Stock awarded is restricted against disposition for five years. If a participant leaves the Company for reasons other than retirement, death, disability or a change in control of the Company, the shares will be forfeited back to the Company.

       (2) Valued at the closing price of $8.375 on the grant date of November 22, 1994.

       (3) The options to purchase Common Stock are 10-year incentive stock options (except for Messrs. Farling and Shelton) with an exercise price of $13.20 per share. The options become exercisable in equal installments on the four succeeding anniversary dates of the grant beginning on November 22, 1995. The closing price of the Common Stock on February 24, 1995 was $9.75.

       (4) For all participants other than Messrs. Farling and Shelton, option values are based on the Black-Scholes pricing model using the following assumptions: expected stock volatility .23 (based on 21 quarters of closing stock prices prior to grant), risk-free rate of return 8.15%, dividend yield 9.6% and a 10-year term. The option values for Mr. Farling and Mr. Shelton are based on the same assumptions except for a risk-free rate of return of 7.97% and 7.72%, respectively, and option terms of 7.25 years and 3.75 years, respectively. These assumptions are not intended to be a forecast of future performance of the Company's Common Stock.


     Share owner approval of the Equity Plan requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstentions and broker non-votes have no effect.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 3.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent accountants of the Company and its subsidiaries for 1995. Arthur Andersen has served as independent accountants of the Company since 1986 and of Toledo Edison for many years. Although the appointment of independent accountants is not required to be approved by the share owners, the Board believes the share owners should participate in this appointment through ratification. If the share owners do not ratify the appointment, the Board will reconsider its action.

     An Arthur Andersen representative will be present at the annual meeting for the purpose of making a statement, if he desires to do so, and to respond to questions.

     Share owner ratification of the appointment of Arthur Andersen requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstentions and broker non-votes have no effect.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 4.

             SHARE OWNER PROPOSAL TO RESTRICT DISCRETIONARY VOTING

     The Company has been advised that Dr. Allen Wolff, DVM, 4241 Center Road, Brunswick, OH 44212, owner of 1,760 shares of Common Stock, intends to present the following proposal at the 1995 annual meeting:

          "Be it resolved that the future proxies of this company, there will be no discretionary power of voting by the named proxy-holder on any issue where no direction has been given, including ANY ISSUE "WHICH MAY PROPERLY COME UP AT THE MEETING"."

     STATEMENT OF SHARE OWNER The statement of the share owner submitted in support of the proposal is as follows:

          "In general, there are a number of things being done in corporate America that need to be changed. Among them are term restrictions for outside directors, paying of bonuses based on objective rather than subjective parameters, elimination of golden parachutes, stock options, payment in lieu of income tax (on excessive bonuses), elimination of retirement for outside directors and many other things.

          Many stockholder proposals have been introduced to try to control compensation to directors and top management and to try to tie them in with profits and dividends, but the self-perpetuating management opposes this! . . . If one reviews the biographies of the eleven director nominations for 1994, you would see that ALL were incumbent directors, nine had been directors for more than seven years, and seven ten years or more. Like our representatives in government, that's too long!

          Most shareholder proposals fail because (1) the investors are not organized and offer no alternatives, (2) management already controls a large number of votes and then rewards itself with more shares to vote against such proposals, (3) we are not playing on a level field; management gets to count unmarked proxies as voting in favor of their position and then is allowed to solicit proxies at the company's expense.

          I am particularly dismayed at the statement on proxies that says (in essence): "Proxies signed, but not specifically marked, will be voted as management has suggested."

          Management says that stockholders clearly understand how their votes will be counted if they don't put Xs in the boxes; yet many shareholders don't understand THAT, and it is especially true when shares are carried in street names. They say that this process allows the stockholder not to be burdened with making THREE OR FOUR Xs. WOW! How many shareholders even understand what they are being asked to vote upon?

          One need only review the results of voting on shareholder proposals at the last annual meetings of First Union Real Estate, Chemical Bank, and Rockefeller Center Properties to see how THIS DECEITFUL and UNDEMOCRATIC WAY OF COUNTING VOTES was used. Although each of these companies honestly revealed the results of the balloting, they still used the unmarked proxies in defeating shareholder proposals that might otherwise have passed.

          When I go to the polls and figure there is no clear choice among candidates and leave that space "unmarked", it is not voted in favor of the incumbent nor the incumbent's party; it is merely a non-vote."

     STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHARE OWNER PROPOSAL The response of the Board of Directors in opposition to the share owner proposal is as follows:

          The Board of Directors recommends a vote AGAINST this issue.

          Under Ohio law, a share owner is entitled to participate at share owner meetings in person or by proxy. If our share owners choose to participate at a meeting by proxy, they can direct how their votes will be cast by either (i) marking a box for each item to be voted on and signing the proxy card, or (ii) simply signing the proxy card. The adoption of Dr. Wolff's proposal would take from share owners their right to participate at share owner meetings when they return a signed, but unmarked proxy card. This is both unfair and unnecessary.

          In addition, the adoption of this proposal could result in inequitable share owner actions. Most of the Company's share owners are represented at its share owner meetings through proxies, while an extremely small percentage of shares are represented in person. Shares represented by proxies would be counted toward the establishment of a quorum at the share owner meeting, thereby allowing all business that could be undertaken at a share owner meeting to proceed. However, once the items specifically listed in the proxy statement have been concluded, the share owners present in person at the meeting could continue to take actions. If the properly authorized proxies are not able to vote at their discretion, actions that affect the Company and all of its share owners could be taken by the direction of the extremely small percentage of share owners that are present in person at the meeting.

          Historically, the Company's proxy statements and proxy cards have provided share owners with the ability to grant a discretionary proxy in a manner consistent with the laws of the State of Ohio. Share owners are not required to mark their proxy cards for a matter described in the Company's proxy statements in order to have their shares counted in voting for such matter, so long as their proxy cards are properly signed. The federal proxy rules promulgated by the Securities and Exchange Commission ("SEC") explicitly recognize and permit this practice.

          The Company's proxy card indicates in bold-face type how your shares will be voted if no direction is given. That information is also contained in the text of the Company's proxy statement. The Board of Directors believes that share owners who take advantage of this procedure are fully aware of how their proxy cards will be voted and do so because that procedure provides a convenient method to indicate that the share owner chooses to vote in accordance with the Board's recommendations. This reflects customary procedures consistently adhered to by all other public companies of which the Board is aware. The proposal's deviation from customary procedures will be adverse to the proxy process itself, as well as confusing to the overall share owner population.

          Your Board of Directors further believes that our current procedures facilitate the execution and return of proxy cards, resulting in a higher share owner response than could be expected if share owners were required to complete each item on the proxy card. This, in turn, helps to minimize the time and expense incurred in connection with the solicitation of proxies. The adoption of the proposal would also prohibit us from complying with the wishes of our share owners because a signed, but unmarked proxy card must be ignored. Your Board of Directors believes that our procedures, which follow SEC rules and customary practice in the United States, are appropriate and essential for good corporate governance.

          The proposal appears to reflect the implicit assumption that share owners are inadvertently returning properly executed but unmarked proxy cards, unaware as to how they will be voted. The Board does not agree with that assumption and believes that share owners fully understand the process as it now exists. The proposal would not give share owners any new rights or powers. It would take away rights and powers that make it easy for share owners to participate in share owner meetings.

          Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstention and broker non-votes have no effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 5.

               SHARE OWNER PROPOSAL TO CAP EXECUTIVE COMPENSATION

     The Company has been advised that Mr. R. E. Kinsala, 218 Southill Road, San Antonio, TX 78201-6633, owner of 937 shares of Common Stock, intends to present the following proposal at the 1995 annual meeting:

          "As it stands now, we stockholders are suffering the brunt of the actions by Centerior Energy Executives, namely reduced dividends, and declining stock values, makes me believe, and I'm sure my belief meets with majority stockholder approval, that Centerior Executives should also participate along with the Stockholders, therefore I wish to make the following proposal for a vote by the shareholders of Centerior Energy Stock at the next stockholders meeting. This proposal is in two parts:

          Part 1. Be it proposed that due to actions by the CEO and the Board of Directors to lower the dividend rate by a 50% reduction from $1.60 per share to $.80 per share that the following be implemented upon approval of the majority stockholders and remain in effect until further notice:

             A. Compensation for the CEO be capped at $250,000.00 annually.

             B. Compensation for all other Executives be capped at $175,000.00 annually.

             C. All Executive pay raises will be held in abeyance.

             D. Stock options will not be granted or exercised.

             E. Bonuses to Executives, Executive Staff, and/or Board of
                Directors members for any reason will not be awarded under any condition.

          Part 2:

          Be it further proposed that the proposals in Part 1. be terminated upon the dividend of Centerior Energy being returned to $1.60 a share, annually, and the stock value being returned to $16.00 a share."

     STATEMENT OF THE SHARE OWNER The statement of the share owner submitted in support of the proposal is as follows:

          "The reason I am submitting this proposal is that I believe we all should share in the financial problems of the Corporation. It would not be fair for the share holders to suffer the entire consequences and allow the CEO and Directors to continue receiving their perks as if nothing is wrong with the company. This way encouragement is offered to staff to rectify the problems sooner, then we all can share in the profits."

     STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHARE OWNER PROPOSAL The response of the Board of Directors in opposition to the share owner proposal is as follows:

          The Board of Directors recommends a vote AGAINST this issue.

          As discussed in the "Report of the Human Resources Committee on Executive Compensation" beginning on page 23, decisions regarding the amount of compensation for executive officers are based on market conditions, the performance of the Company and the individual officer, and other relevant factors. Executive compensation is determined annually to provide fair compensation for the quality of each officer's performance, motivation for future performance and incentive to remain employed by the Company. In addition, payment of a significant component of compensation is based on the Company meeting or exceeding certain performance standards established each year. The Board believes that a significant portion of executive pay should be directly related to corporate performance to more closely link the interests of executives to those of share owners. The Equity Plan, described beginning on page 11, further links the interests of executive and share owners through stock-based awards.

          The proposed ceilings on compensation for executive officers and the CEO are arbitrarily low and have no relation to market conditions. In the Northern Ohio area, virtually all large publicly-held corporations are paying one or more executive officers above these levels -- many at substantially higher levels. Fixed arbitrary limits on compensation would significantly impair the Board's ability to offer performance-based incentives and set appropriate compensation levels given the scope of responsibilities delegated to, and performance by, the Company's officers. Furthermore, the Company would not remain competitive in attracting and retaining capable and qualified executives, especially if it were one of a few companies with such a limitation.

          Adoption of this proposal would undermine the link the Board has sought to establish between executive compensation and corporate performance. Options to purchase Company Common Stock granted to executive officers in 1994 (subject to share owner approval of the Equity Plan) have an exercise price of $13.20. The price was set substantially above current market value in order to provide further incentive for executive officers to improve the Company's performance and thereby increase share owner value.

     Without such an increase, these options will not have any value. Options were also granted to encourage stock ownership of the Company. The elimination of these awards would reduce the link between compensation and Common Stock performance at the very time when the Board is trying to more closely link the two.

          The Board of Directors believes this proposal is not in the best interest of the share owners of the Company because adoption of this proposal would apply a rigid standard in determining executive officers' compensation, removing the flexibility needed to establish appropriate levels of compensation. Compensation decisions by the Human Resources Committee of the Company's Board of Directors must be able to be made on a case-by-case basis. Executive compensation is an essential tool employed by the Committee to attract and retain qualified executives and encourage excellent performance. Without flexibility in establishing appropriate levels of compensation, such goals cannot be achieved. Capable and highly qualified management is vital to a company's success. By placing a below-market ceiling on compensation and eliminating stock-based incentive awards, this proposal would not allow the Company to adequately compensate its management and, as a result, could have an adverse impact on the quality of management, the performance of the Company and, ultimately, on share owner value.

          Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstentions and broker non-votes have no effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 6.

                                 OTHER BUSINESS

     The Board knows of no business to be transacted at the meeting other than that presented above. However, if other matters do properly come before the meeting, the accompanying proxy will be voted on such matters in accordance with the judgment of the persons authorized in the proxy to vote them.


                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows shares of Common Stock beneficially owned as of February 24, 1995 by each director candidate, the executive officers named in the table under "Executive Compensation -- Compensation" and all directors and executive officers as a group.

                                                                        NUMBER OF SHARES
                                                                         OF COMMON STOCK
                                   NAME                               BENEFICIALLY OWNED(1)
      --------------------------------------------------------------  ---------------------
      Richard P. Anderson...........................................           2,071
      Albert C. Bersticker..........................................           1,509
      Leigh Carter..................................................           2,766
      Thomas A. Commes..............................................           5,509
      William F. Conway.............................................           1,000
      Wayne R. Embry................................................           1,509
      Robert J. Farling.............................................          36,879(2)
      George H. Kaull...............................................           5,551
      Richard A. Miller.............................................          12,536
      Frank E. Mosier...............................................           2,230
      Sister Mary Marthe Reinhard, SND..............................           1,506(3)
      Robert C. Savage..............................................           1,509
      William J. Williams...........................................           2,293
      Murray R. Edelman.............................................          14,464(2)
      Donald C. Shelton.............................................           5,893
      Fred J. Lange, Jr. ...........................................           5,555
      Al R. Temple..................................................           3,428
      All directors and executive officers as a group(4)............         138,869(2)

---------------

(1) Beneficially owned shares include any shares with respect to which voting or investment power is attributed to an individual because of joint or fiduciary ownership of the shares or relationship to the record owner, such as a spouse, even if the individual does not consider himself or herself the beneficial owner. Certain individuals disclaim beneficial ownership of some of those shares.

(2) Includes the following numbers of shares which are not owned but may be purchased within 60 days after February 24, 1995 upon exercise of options to purchase shares of Common Stock: Mr. Farling -- 3,330; Mr. Edelman -- 5,550; and all directors and executive officers as a group -- 11,655.

(3) Owned by Sisters of Notre Dame.

(4) All directors and executive officers as a group were considered to own beneficially 0.1% of the Company's Common Stock and none of the Preferred Stock of Cleveland Electric and Toledo Edison except for one officer who owns 400 shares of Toledo Edison $2.81 Preferred Stock.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of ownership and changes in ownership with respect to the securities of the Company and its subsidiaries with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company's directors and officers regarding the necessity of filing a report, the Company believes that during 1994 all filing requirements were met on a timely basis except for Mr. Miller who did not timely file a Form 3 on behalf of a family member's trust for which he is the Trustee. Mr. Miller had previously reported beneficial ownership of these shares and filed the Form 3 after receiving notification from the SEC that a Form 3 was required for the trust.

                             EXECUTIVE COMPENSATION

REPORT OF HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

  GENERAL

     The Human Resources Committee, which administers the Company's compensation program, recognizes that electric utilities operate in an increasingly competitive environment. It further recognizes that the Company faces significant challenges in executing its Strategic Plan to make the Company more competitive. The key objective of that Plan is to enhance share owner value. Therefore, in late 1994, the Committee recommended, and the Board approved, a restructuring of the Company's executive compensation program to link executive compensation more directly to corporate performance. Under the proposed Equity Plan, compensation would be provided through a combination of programs, the value of which is based on the price of Common Stock. This change, effective in 1995, is designed to provide further incentive to enhance share owner value.

     As discussed above, the Committee administers the Company's compensation program and the Board sets each executive officer's compensation based on recommendations of the Committee. In making such recommendations, the Committee considers: corporate and individual performance; compensation data for other large electric utilities serving major metropolitan areas and having nuclear generating units ("comparable utilities"); and for certain utilities of similar size as the Company based on revenue. These companies are among the utilities comprising the EEI Index shown on the Performance Graph on page 28. Also, the Committee is periodically advised by compensation consultants concerning the competitiveness of Company compensation and the design of the total compensation package. The Company's Chief Executive Officer ("CEO") participates in the deliberations of the Committee and the Board but does not participate in the final determination of his own compensation.

     In addition to linking executive compensation with corporate performance, total compensation also will continue to be based on individual performance. As a result, executive officers' total compensation will be comprised of three components -- base salary, annual cash incentive awards and long-term incentive awards. The mix of these components will vary based upon each officer's impact on corporate goals. For most executive officers, nearly 40% of total compensation will be based on annual cash and long-term incentives which are linked to Common Stock performance, with the remainder related to base salary. The comparable utilities typically provide 20% of executive officer total compensation in the form of annual and long-term incentive awards. Thus, the Company's program places more emphasis on the link between compensation and share owner value.

  BASE SALARY

     The base salary of each executive officer, except the Vice
President -- Sales and Marketing, is targeted at the median pay level for similar positions at the comparable utilities. In 1994, the Vice
President -- Sales and Marketing was recruited from outside the electric utility industry. His base salary was targeted at the median pay level for his position at the general industry level. Adjustments to base salary are normally made each year for corporate performance; individual experience, performance and potential; scope of responsibility; and the competition for an executive both within and outside the electric utility industry. Recommendations from the CEO are taken into account in setting base salary for all other executive officers.

     In November 1993, the Committee recommended, and the Board approved, that base salary increases be omitted for all executive officers because of the Company's financial results. As a result, certain officers' base salaries fell substantially below the median pay level for similar positions at the comparable utilities. In recognition of that, the Committee recommended, and the Board approved, base salary increases for three executive officers effective December 5, 1994 to bring them to about 85% of the median pay level at the comparable utilities. The Committee also recommended and the Board approved, that base salaries of all other executive officers remain frozen. In order to prevent further erosion in base salaries below the target median pay level, in lieu of base salary increases for 1995, restricted Common Stock was awarded to executive officers pursuant to the Equity Plan described beginning on page 11. The number of shares awarded to each executive officer was determined by calculating the discounted present value of an assumed book value of the Common Stock in 1999 equal to the dollar amount of the foregone base salary increase. The Common Stock is restricted against disposition for a period of generally five years. If an officer leaves the Company for reasons other than retirement, death, disability or a change in control of the Company, the shares of restricted Common Stock awarded will be forfeited back to the Company. These awards are contingent upon share owner approval of the Equity Plan.

  INCENTIVE COMPENSATION

     The Company's Executive Incentive Compensation Plan provides both a short-range cash compensation component and a long-range compensation component designed to emphasize achievement of short-term corporate and individual performance goals and long-term goals for the Company. The long-term component parallels an investment in Company Common Stock. The Board determines the amount and form of the awards to be granted under the Executive Incentive Compensation Plan based on the level of achievement of performance goals and the continued sustainable progress toward achievement of the Company's long-term Strategic Plan.

     When incentive awards are made they may include a cash component, a long-term component, or both. Cash awards are payable at the time an incentive award is made. The long-term component is in the form of deferred incentive units whose value mirrors the performance of the Company's Common Stock, including the accrual of earnings at a rate equivalent to the dividend rate. The long-term component vests and is paid in cash after five years except in the event of death, disability or retirement in which case vesting occurs immediately. If the executive leaves the Company for reasons other than death, disability or retirement prior to the vesting date, the long-term component is forfeited.

     The Board establishes corporate and individual goals and performance measures each year and may grant a portion of each executive officer's incentive compensation for each of the corporate goals that is achieved. In 1994, the Board established five corporate goals for all executive officers.

     Three levels of performance were established by the Committee for each corporate goal. In increasing levels of difficulty, the performance levels are threshold, target and maximum, with threshold being the benchmark level of performance. A target incentive award may be paid if a corporate goal is achieved at the target level of performance. Target incentive awards are 25% of base salary for Vice Presidents, 30% for Senior Vice Presidents, 35% for Executive Vice Presidents and 50% for the CEO. The award can be more or less than the target incentive award depending on the weighted average level of performance for the various goals. Threshold performance is the minimum level of performance which merits an incentive award. If a corporate goal is met at the threshold level, the incentive award is 50% of the target level award. The maximum level award is 50% greater than the target level award. The Committee and the Board may consider other factors in determining incentive awards.

     The Board established ten performance measures for 1994 which related to the corporate goals established by the Company's Strategic Plan relating to revenue, customer satisfaction, employee commitment, power production and financial performance. Those goals were weighted 25%, 15%, 15%, 25% and 20%, respectively. Five of the performance measures were met at the threshold level and one performance measure was met at the maximum level. The remaining four measures were below the threshold level. In February 1995, the Committee recommended, and the Board approved, incentive awards for executive officers. The awards were 10.27% of base salary for Vice Presidents, 12.33% of base salary for Senior Vice Presidents, 14.38% of base salary for the Executive Vice President and 20.55% of base salary for the CEO. The awards for the five executive officers named in the Summary Compensation Table were in the form of deferred incentive units as described above. For all other executive officers, 50% of their award was deferred incentive units and 50% was cash.

     In late 1994, the Committee also reviewed total compensation data (base salary and incentive compensation) for utilities of similar size based on revenue and determined that total compensation for executive officers was substantially below the median of their peers in this group. The Committee determined that the gap should be closed over a period of several years in a manner which would relate compensation directly to Common Stock performance.

     The proposed Equity Plan was designed to provide a variety of long-term incentives which may be used to bridge this gap. In November 1994, the Committee recommended, and the Board approved, the grant of restricted Common Stock and stock options under the Equity Plan to executive officers. For each executive officer, four options were granted for each share of restricted stock. The terms of the restricted Common Stock awards are the same as those discussed under "Base Salary" above. The stock options are 10-year incentive stock options exercisable at a price of $13.20 per share which was about 58% greater than the $8.375 market price of the Common Stock on the day of the grant. The number of shares of restricted Common Stock and stock options granted was determined by calculating the discounted present value of an assumed book value of the Common Stock in 1999. These grants are contingent upon share owner approval of the Equity Plan which is discussed in more detail on page 11.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     In November 1994, the Committee reviewed data from the comparable utilities and determined that Mr. Farling's base salary was substantially below the median of his peers. The Committee determined that even a very substantial increase in his base salary would keep him below the median. However, the Committee recommended, and the Board approved, that Mr. Farling's base salary remain unchanged and that he receive 5,400 shares of restricted Common Stock in lieu of an increase in his 1994 base salary.

     In 1994, Mr. Farling's performance for the purpose of determining his annual incentive was measured against the Company's Strategic Plan objectives. As described above, five of the performance measures in 1994 relating to the Company's Strategic Plan were met at the threshold level, one at the maximum level and four were not achieved. Therefore, Mr. Farling received deferred incentive units in an amount of 20.55% of his base salary.

     For the reasons and in the manner discussed above under "Incentive Compensation", Mr. Farling was granted, pursuant to the Equity Plan, 10,000 shares of restricted Common Stock and 40,000 stock options exercisable at a price of $13.20 per share.

  EMPLOYMENT AGREEMENTS

     The Company has an employment agreement through June 1995 with Donald C. Shelton, Senior Vice President -- Nuclear of Centerior Service, pursuant to which he receives a base salary of $225,000 and is entitled to participate in the Company's benefit plans, including the incentive plans discussed above. In addition, he will be entitled to receive an additional incentive award of up to 30% of his annual base salary contingent upon the achievement of certain nuclear organizational, performance and cost management goals. Mr. Shelton met 41% of his 1994 goals and was awarded 2,752 deferred incentive units.

     The Company has an employment agreement through December 1996 with Al R. Temple, Vice President -- Sales and Marketing of Centerior Service, pursuant to which he receives a base salary of $170,000 and is entitled to participate in the Company's benefit plans, including the Company's incentive plans discussed above. In addition, he was entitled to receive an additional incentive award of up to 20% of his annual base salary contingent upon the achievement of certain sales, marketing and revenue goals in 1994. Mr. Temple met 80% of his 1994 goals and was awarded $27,200.

                                              Frank E. Mosier, Chairman
                                              Wayne R. Embry
                                              George H. Kaull
                                              Robert C. Savage
                                              William J. Williams

PERFORMANCE GRAPH

     The following chart shows an indexed comparison of the cumulative total return on the Company's Common Stock, the Standard & Poor's 500 Index and the Edison Electric Institute Index of investor-owned electric utilities at December 31 of each year, assuming that $100 was invested on December 31, 1989 in Company Common Stock and each index. In each case, dividends have been reinvested.

                  FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          CENTERIOR        S&P 500        EEI INDEX
1989                                       100             100             100
1990                                     95.21           96.89          101.37
1991                                    114.61          126.42          130.64
1992                                    125.09          136.07          140.59
1993                                     91.44          149.73          156.22
1994                                     66.11          151.68          138.14

COMPENSATION

     The following table shows compensation paid by the Centerior System to the CEO and the executive officers of the Company or Centerior Service at December 31, 1994 who were the next four highest paid executive officers in 1994.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                                    AWARDS(1)
                                   ANNUAL COMPENSATION      --------------------------              ALL OTHER COMPENSATION
                                                            RESTRICTED      SECURITIES     ----------------------------------------
  NAME AND PRINCIPAL               --------------------        STOCK        UNDERLYING      INSURANCE      SAVINGS PLAN
       POSITION           YEAR      SALARY      BONUS(2)     AWARD(3)        OPTIONS       PREMIUMS(4)       MATCH(5)        TOTAL
----------------------    -----    --------     -------     -----------     ----------     -----------     ------------     -------
Robert J. Farling          1994    $360,048     $   500      $ 128,975         40,000        $19,188          $1,030        $20,218
  Chairman, President      1993     360,048           0              0              0         13,250               0         13,250
  and CEO of the           1992     319,363           0              0              0         12,197           3,431         15,628
  Company and
  Centerior Service.
Murray R. Edelman          1994     265,044         500         49,413         20,000          2,696           3,750          6,446
  Executive Vice           1993     258,451           0              0              0          4,192           3,690          7,882
  President of the         1992     241,210           0              0              0          3,957           3,433          7,390
  Company and
  Centerior Service.
Donald C. Shelton          1994     225,004         500         33,500         13,600          7,125           2,918         10,043
  Senior Vice              1993     197,044           0              0              0          4,556           5,907         10,463
  President -- Nuclear     1992     157,874      15,000              0              0          3,883           4,728          8,611
  of
  Centerior Service.
Fred J. Lange, Jr.         1994     191,404         500         30,988         12,000          3,782           4,527          8,309
  Senior Vice              1993     186,698           0              0              0          5,070           5,419         10,489
  President of the         1992     157,274           0              0              0          3,900           4,718          8,618
  Company and
  Centerior Service.
Al R. Temple (6)           1994     143,880      27,700         22,194          8,600          6,525           3,724         10,249
  Vice President --
  Sales and Marketing
  of Centerior
  Service.

---------------

(1) Contingent upon share owner approval of the Equity Plan described beginning on page 11.

(2) Includes for each named officer, $500 awarded to all eligible employees pursuant to the Employee Incentive Compensation Plan. Also, Mr. Temple received $27,200 pursuant to his employment agreement. See the table on page 30 for long-term incentive awards made in 1994.

(3) Restricted Common Stock awards are valued at the closing market price as of the date of grant. Restricted Common Stock holdings and the value thereof based on the closing price of the Common Stock at year-end are as follows:
    Mr. Farling -- 15,400 shares ($136,675); Mr. Edelman -- 5,900 shares ($52,363); Mr. Shelton -- 4,000 shares ($35,500); Mr. Lange -- 3,700 shares
    ($32,838); and Mr. Temple -- 2,650 shares ($23,519). Dividends on the restricted Common Stock are payable to the named officers.

(4) Represents the portion of premiums for life, accident, personal liability and supplemental retirement insurance benefits the Company pays for executive officers to the extent those premiums exceed that which is uniformly available to salaried employees under the Company's benefit plans. In addition, the Company provides additional compensation to certain executive officers to purchase other employee benefits.

(5) The Company provides a 50% matching contribution to the Company's Employee Savings Plan on a maximum of 6% of an employee's base pay.

(6) Mr. Temple joined the Company on February 28, 1994.


LONG-TERM INCENTIVE PLAN AWARDS

     The following table presents information for the executive officers named in the Summary Compensation Table relating to 1994 long-term incentive awards. These awards are in the form of deferred incentive units based on the average of the highest and lowest prices of the Company's Common Stock during the 52-week period preceding the award. The award vests after five years except in the event of death, disability or retirement in which case vesting occurs immediately. The value of the deferred incentive units mirrors the performance of the Company's Common Stock, including the accrual of earnings at a rate equivalent to the dividend rate. At the time of vesting, the units are paid in cash, based on the average of the highest and lowest prices of the Company's Common Stock during the prior 52 weeks.


            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
                                           PERFORMANCE
                                               OR
                                             OTHER
                                             PERIOD
                         NUMBER OF           UNTIL
                      SHARES, UNITS OR     MATURATION
       NAME             OTHER RIGHTS       OR PAYOUT
------------------    ----------------     ----------
Robert J. Farling           7,354            5 years
Murray R. Edelman           3,786            5 years
Donald C. Shelton           5,505(1)         5 years
Fred J. Lange, Jr.          2,454            5 years
Al R. Temple                1,739            5 years

---------------

(1) One-half of the deferred incentive units were awarded pursuant to Mr. Shelton's employment agreement and one-half were awarded pursuant to the Company's Executive Incentive Compensation Plan.


STOCK OPTIONS

     The following tables present information for the executive officers named in the table under "Executive Compensation -- Compensation" relating to stock options granted in 1994 and outstanding at December 31, 1994 under the Cleveland Electric 1978 Key Employee Stock Option Plan ("1978 Plan") and the Equity Compensation Plan. The obligations of the Cleveland Plan were assumed by the Company when Cleveland Electric became a subsidiary. No additional options can be granted under the 1978 Plan. No options were exercised in 1994.


                       OPTION GRANTS IN LAST FISCAL YEAR
                                        INDIVIDUAL GRANTS
                      -----------------------------------------------------
                                     PERCENT OF
                                       TOTAL
                      NUMBER OF       OPTIONS
                      SECURITIES     GRANTED TO     EXERCISE
                      UNDERLYING     EMPLOYEES      OR BASE
                       OPTIONS       IN FISCAL       PRICE       EXPIRATION        GRANT DATE
       NAME            GRANTED          YEAR         ($/SH)         DATE        PRESENT VALUE(1)
------------------    ----------     ----------     --------     ----------     ----------------
Robert J. Farling        40,000          15.1%       $13.20        3/4/2002         $ 10,400
Murray R. Edelman        20,000           7.6         13.20      11/22/2004            5,600
Donald C. Shelton        13,600           5.1         13.20       8/15/1998            2,312
Fred J. Lange, Jr.       12,000           4.5         13.20      11/22/2004            3,360
Al R. Temple              8,600           3.3         13.20      11/22/2004            2,408

---------------

(1) Values based on the Black-Scholes pricing model. The assumptions used to determine these values are described on page 15.


                         FISCAL YEAR-END OPTION VALUES
                                                VALUE OF
                           NUMBER OF           UNEXERCISED
                          UNEXERCISED         IN-THE-MONEY
                            OPTIONS              OPTIONS
                          EXERCISABLE/        EXERCISABLE/
        NAME             UNEXERCISABLE        UNEXERCISABLE
---------------------    --------------     -----------------
Robert J. Farling         3,330/40,000             (1)
Murray R. Edelman         5,550/20,000             (1)
Donald C. Shelton             0/13,600             (1)
Fred J. Lange, Jr.            0/12,000             (1)
Al R. Temple                   0/8,600             (1)

---------------

(1) None of the outstanding options were in-the-money based on the closing price of the Company's Common Stock on December 30, 1994 of $8.875.


PENSION BENEFITS

     Centerior System employees, including officers, are covered by the Company's pension program. The pension program is a noncontributory fixed-benefit program which provides benefits upon retirement at or after age
55. The annual amount of the pension is based primarily upon the annualized average straight-time salary and incentive compensation in the 60 consecutive highest paid months ("covered compensation") and the number of years of service. The resulting benefit is reduced by a percentage (based on the number of years of service) of the average FICA wage base. The pension is reduced in the event of retirement prior to age 62 and in certain cases prior to age 65. Appropriate reductions are made if the employee elects a joint and survivor, guaranteed years certain, lump sum or other form of pension in place of payments for life. To the extent limits imposed by Federal law apply to reduce a pension which otherwise would be payable under the pension program, the amount of the reduction will be paid, as permitted by Federal law, directly by the Company. The following table shows the annual amount of a payment-for-life pension payable to salaried employees who retire under the pension program at or after age 62 at stated levels of covered compensation and years of service.


                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
   COVERED        ---------------------------------------------------------------------------------------------------------
COMPENSATION         5            10           15            20            25            30            35            40
-------------     --------     --------     ---------     ---------     ---------     ---------     ---------     ---------
  $ 100,000       $  9,892     $ 19,784     $  29,677     $  39,569     $  44,961     $  50,353     $  52,549     $  54,745
    150,000         15,142       30,284        45,427        60,569        68,961        77,353        80,799        84,245
    200,000         20,392       40,784        61,177        81,569        92,961       104,353       109,049       113,745
    250,000         25,642       51,284        76,927       102,569       116,961       131,353       137,299       143,245
    300,000         30,892       61,784        92,677       123,569       140,961       158,353       165,549       172,745
    350,000         36,142       72,284       108,427       144,569       164,961       185,353       193,799       202,245
    400,000         41,392       82,784       124,177       165,569       188,961       212,353       222,049       231,745

     The following table sets forth the years of service and the covered compensation as of year end 1994 of the executive officers named in the table under "Executive Compensation -- Compensation".

                                        YEARS OF       COVERED
                    NAME                 SERVICE     COMPENSATION
        ----------------------------    ---------    ------------
        Robert J. Farling                  35          $343,057
        Murray R. Edelman                  33           260,195
        Donald C. Shelton(1)                8           186,003
        Fred J. Lange, Jr.                  8           167,622
        Al R. Temple                        1               (2)

       ----------------------

       (1) Mr. Shelton's employment agreement provides that as of June 30, 1995 (or such earlier date as may be approved by the Board) the Company will provide to Mr. Shelton or his beneficiary a pension benefit from the pension plan, calculated as if the terms of the Company's 1993 Voluntary Transition Program were then in effect.

       (2) Mr. Temple is not now vested in the pension program and is therefore not entitled to any pension.


                           PROPOSALS FOR 1996 ANNUAL MEETING

     Share owners who wish to submit proposals for inclusion in the Proxy Statement and proxy of the Board for share owner action at the 1996 annual meeting must send the proposal and supporting statement, if any, to the Secretary of the Company so that it will be received not later than November 15, 1995.

                                              By order of the Board of
                                              Directors,

                                              JANIS T. PERCIO, Secretary

                                                          GENERAL INFORMATION
                                                          The Gateway Plaza entrance to
                                                          Gund Arena is the preferred
                                                          entrance since it is the
                                                          closest to the Gateway East
                                                          parking garage and the meeting
                                                          location. The Gund Arena
                                                          entrances at the corner of
                                                          Huron and Ontario and on East
                                                          6th St. will also be open.
                                                          Please note that the RTA
                                                          walkway from Tower City will
                                                          NOT be open.
                                                          The wing of the Gateway East
                                                          parking garage closest to
                                                          Jacobs Field will be open for
                                                          parking. The cost to park
                                                          there will be $2. Please note
                                                          that the bridge from the
                                                          garage to Gund Arena will NOT
                                                          be open.

ACCESS ROUTES

FROM THE EAST:
Take I-90/Rt. 2 west; follow signs to Downtown, staying on Rt. 2 as I-90 curves away to left; exit at E. 9th St.; turn left on E. 9th and proceed south to the Gateway East parking garage.

FROM THE SOUTH:
Take I-77 north; take E. 9th St. exit; follow signs to either E. 9th St. north or Ontario St. north to the Gateway East parking garage.

FROM THE WEST OR SOUTHWEST:
Take I-90 east or I-71 north to Inner Belt merge; continue on Inner Belt (I-90) to either the Ontario St. or E. 9th St. exit; exit right onto Ontario St. north or E. 9th St. north to Gateway East parking garage.

                                EXHIBIT INDEX


Exhibit
-------
        99(a)   Form of proxy card.

        99(b)   Centerior Energy Corporation Directors
                  Restricted Stock Plan

        99(c)   Centerior Energy Corporation Equity
                  Compensation Plan